Exhibit 8.1
IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that (i) the advice in this opinion is limited to the U.S. federal income tax issues that are discussed below; (ii) additional issues may exist that could affect the U.S. federal income tax treatment of the transactions that are the subject of this opinion and this opinion does not consider or provide a conclusion with respect to any such additional issues and (iii) with respect to any significant U.S. federal income tax issues that are outside the limited scope of this opinion, this opinion was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code.
June [•], [2011]
Cablevision Systems Corporation,
     1111 Stewart Avenue,
          Bethpage, NY 11714.
Ladies and Gentlemen:
     We have acted as U.S. tax counsel to Cablevision Systems Corporation, a Delaware corporation (“Cablevision”), in connection with the Proposed Transaction as described in the ruling request filed with the Internal Revenue Service by Cablevision, dated November 24, 2010 (the “Ruling Request”)(1). Capitalized terms used but not defined herein and in the Annex attached hereto shall have the meanings ascribed to them in the Ruling Request.

(1)	For the avoidance of doubt, “Ruling Request” shall include any amendments or supplements to the original ruling request, including any appendices and exhibits attached thereto or included therewith and including so much of the pre-submission materials submitted by Cablevision to the IRS, as relate to the Proposed Transaction, and including, for the avoidance of doubt, the communication with the IRS set forth in Annex 2.

Cablevision Systems Corporation
     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts set forth in the Ruling Request and such other documents as we have deemed necessary or appropriate. In addition, we have relied upon the officer’s certificate to us from Cablevision and the representation letter to us from Charles F. Dolan. In connection with this opinion, we have assumed that the Proposed Transaction will be consummated in the manner described in the Ruling Request, and have made the assumptions described in the Annex attached hereto. Further, we have relied upon the ruling from the Internal Revenue Service to Cablevision with respect to the Proposed Transaction, as to matters covered by such ruling.
     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed appropriate under the circumstances. All such authorities are subject to change, and any of such changes could apply retroactively.
     Based upon the foregoing, we are of the opinion that under current law,
     (1) The Contribution and Distribution, taken together, will qualify as a reorganization under Section 368(a)(1)(D) of the Code;
     (2) Neither Cablevision nor Controlled will recognize gain or loss upon the Contribution;
     (3) Cablevision will not recognize gain or loss upon the Distribution under Section 361(c) of the Code except in respect of any (i) deductions attributable to any Distributing Debt redeemed in the Debt Exchange at a premium, (ii) income attributable to any Distributing Debt redeemed in the Debt Exchange at a discount, and (iii) interest expense accrued in respect of any Distributing Debt; and

Cablevision Systems Corporation
     (4) Shareholders of Cablevision will not recognize gain or loss upon the Distribution under Section 355(a) of the Code, and no amount will be included in such shareholders’ income, except in respect of cash received in lieu of fractional shares of Controlled.
     Our opinion is expressly conditioned upon the assumptions and statements of reliance set forth above. We express no other opinion as to the tax consequences (including any applicable state, local or foreign tax consequences) of the transactions referred to herein or in the Ruling Request.
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Cablevision Systems Corporation
Very truly yours,